EXHIBIT 99.1

News Release
June 13, 2013

For Release:	Immediately
Contact:	Fortis Inc: Barry Perry, (709) 737-2800
CH Energy Group: Denise D. VanBuren, (845) 471-8323

FORTIS INC. ACQUISITION OF CH ENERGY GROUP, INC.
APPROVED BY NEW YORK STATE PUBLIC SERVICE COMMISSION

Fortis Inc. ("Fortis" or the "Corporation") (TSX:FTS) and CH Energy Group, Inc. ("CH Energy Group") (NYSE:CHG), the parent company of Central Hudson Gas & Electric Corporation ("Central Hudson"), announced today that the New York State Public Service Commission (the "NYSPSC") has voted to approve the Corporation's agreement to acquire CH Energy Group (the "Acquisition").  Closing of the Acquisition is expected to occur shortly after receipt, review and acceptance of the official written order of the NYSPSC.

On February 21, 2012, Fortis and CH Energy Group announced that Fortis had entered into an agreement to acquire CH Energy Group for US$65.00 in cash per share, representing an aggregate purchase price of approximately US$1.5 billion, including the assumption of approximately US$500 million of debt at closing.

Central Hudson, the main business of CH Energy Group, is a regulated transmission and distribution utility serving approximately 300,000 electric and 75,000 natural gas customers in eight counties of New York State's Mid-Hudson River Valley.  As at December 31, 2012, Central Hudson accounted for approximately 93 percent of CH Energy Group's total assets of approximately US$1.8 billion.  Central Hudson accounted for approximately 95 percent of CH Energy Group's net income in 2012, excluding the impact of acquisition-related expenses.

"Central Hudson is a well-run utility whose employees, like those throughout the Fortis federation of utilities, are committed to serving their customers and their communities," says Stan Marshall, President and Chief Executive Officer of Fortis.  "We welcome the employees of Central Hudson to the Fortis team, and we look forward to their contribution as we continue to meet our customers' energy needs safely, reliably and cost effectively," he said.

"Our new association with Fortis provides substantial and lasting benefits for our customers, and the Fortis business model retains Central Hudson as a standalone company," said Steven V. Lant, Chairman of the Board and President of CH Energy Group.  "In our capital intensive and increasingly consolidating industry, becoming a member of the Fortis federation of utilities ensures we are able to effectively serve our customers now and in the future.  Central Hudson's ability to make required energy infrastructure investments, which are expected to be more than $100 million annually over the next five years, is strengthened by being a part of the Fortis federation."

The Acquisition provides Central Hudson customers with nearly US$50 million in financial benefits to moderate future delivery rates, enhance economic development programs in the areas serviced by Central Hudson and provide further assistance to low-income families in the service area.  Delivery rates will be frozen for an additional two years, effectively holding rates constant for the three-year period from July 2012 through June 2015.  All employees of Central Hudson will retain their jobs for at least four years and an additional 35 union positions will be created.  Central Hudson will operate as a standalone company, its current level of community support will be guaranteed for at least 10 years and a new board of directors will have increased local representation.

About Fortis

Fortis is the largest investor-owned distribution utility in Canada, serving more than 2 million gas and electricity customers.  Its regulated holdings include electric utilities in five Canadian provinces and two Caribbean countries and a natural gas utility in British Columbia.  Fortis owns non‑regulated hydroelectric generation assets in Canada, Belize and Upstate New York.  The Corporation also owns hotels and commercial real estate in Canada.

About CH Energy Group

CH Energy Group is an energy delivery company headquartered in Poughkeepsie, New York.  Its regulated transmission and distribution subsidiary Central Hudson serves approximately 300,000 electric and 75,000 natural gas customers in eight counties of New York State's Mid‑Hudson River Valley, delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District around Albany.  CH Energy Group also operates Central Hudson Enterprises Corporation, a non-regulated subsidiary composed primarily of Griffith Energy Services, which supplies petroleum products and related services to approximately 56,000 customers in the Mid‑Atlantic Region.

Forward-Looking Statements –
Statements included in this new release which are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Exchange Act. Forward-looking statements may be identified by words including "anticipates," "intends," "estimates," "believes," "projects," "expects," "plans," "assumes," "seeks," and similar expressions.  Forward-looking statements including, without limitation, those relating to CH Energy Group's and Central Hudson's future business prospects, revenues, proceeds, working capital, investment valuations, liquidity, income, and margins, as well as the acquisition by a subsidiary of Fortis Inc. and the expected timing of the transaction, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time to time in the forward-looking statements. Those factors include, but are not limited to: the impact of delay or failure to complete the proposed Fortis transaction on CH Energy Group stock price; deviations from normal seasonal weather and storm activity; fuel prices; energy supply and demand; potential future acquisitions; legislative, regulatory, and competitive developments; interest rates; access to capital; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism.  CH Energy Group and Central Hudson undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.  Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

Additional Information about the Fortis Transaction and Where to Find It
In connection with the proposed acquisition of CH Energy Group by Fortis, CH Energy Group filed a definitive proxy statement with the SEC on May 9, 2012, and has filed other relevant materials with the SEC as well.  Investors and security holders of CH Energy Group are urged to read the proxy statement and other relevant materials filed with the SEC because they contain important information about the proposed acquisition and related matters.  Investors and stock shareholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by CH Energy Group, at the SEC's Web site, www.sec.gov.  These documents can also be obtained by investors and stockholders free of charge from CH Energy Group at CH Energy Group's website at www.chenergygroup.com, or by contacting CH Energy Group's Shareholder Relations Department at (845) 486-5204.